UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                               (Amendment No. 3)*

                                   Knoll, Inc.
                                   -----------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                         (Title of Class of Securities)

                                    498904200
                                    ---------
                                 (CUSIP Number)

                                 August 8, 2006
                                 --------------
             (Date of Event Which Requires Filing of this Statement)

           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)

  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------------                -------------------------
CUSIP No.  498904200                         13G       Page 2 of 9  Pages
---------------------------------------                -------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus Ventures, L.P. - (IRS Identification No. 13-3784037)
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [X]

---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             1,366,362
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            1,366,362

---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,366,362
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [  ]
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.8%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------                -------------------------
CUSIP No.  498904200                         13G       Page 3 of 9  Pages
---------------------------------------                -------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg Pincus Partners LLC - (IRS Identification No. 13-4069737)
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [X]

---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             1,366,362
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            1,366,362

---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,366,362
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [  ]
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.8%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------                -------------------------
CUSIP No.  498904200                         13G       Page 4 of 9  Pages
---------------------------------------                -------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg Pincus & Co. - (IRS Identification No. 13-6358475)
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [X]

---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            544,068
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             1,366,362
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 544,068
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            1,366,362

---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,910,430
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [  ]
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           3.9%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------                -------------------------
CUSIP No.  498904200                         13G       Page 5 of 9  Pages
---------------------------------------                -------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg Pincus LLC - (IRS Identification No. 13-3536050)
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [X]

---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             1,366,362
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            1,366,362

---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,366,362
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [  ]
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.8%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

The Schedule 13G filed on February 8, 2005, as amended by Amendment No. 1 filed on February 21, 2006 and Amended No. 2 filed on May 23, 2006, by Warburg, Pincus Ventures, L.P., Warburg Pincus & Co., Warburg Pincus LLC and Warburg Pincus Partners LLC is hereby amended as follows:

Item 1(a):          Name of Issuer:
                    --------------

                    Knoll, Inc., a Delaware corporation (the "Company").

Item 1(b):          Address of Issuer's Principal Executive Offices:
                    -----------------------------------------------

                    1235 Water Street
                    East Greenville, PA  1804

Item 2(a) and (b):  Name of Person Filing; Address of Principal Business
                    ----------------------------------------------------
                    Office or, if None, esidence:
                    ----------------------------

                    This statement is being filed by and on behalf of: (a) Warburg, Pincus Ventures, L.P., a Delaware limited partnership ("WPV"), (b) Warburg Pincus Partners LLC, a New York limited liability company ("WPP"), whose managing member is WPC, (c) Warburg Pincus & Co., a New York general partnership ("WPC"), and (d) Warburg Pincus LLC, a New York limited liability company ("WPLLC"), which manages WPV. WPP is the sole general partner of WPV. The business address of each of the foregoing is 466 Lexington Avenue, New York, New York 10017.

Item 2(c):          Citizenship:
                    -----------

                    WPV is a Delaware limited partnership

                    WPC is a New York general partnership

                    WPLLC is a New York limited liability company

                    WPP is a New York limited liability company

Item 2(d):          Title of Class of Securities:
                    ----------------------------

                    Common Stock, $0.01 par value (the "Common Stock")

Item 2(e):          CUSIP Number:
                    -------------

                    498904200

Item 3:             If this statement is filed pursuant to ss.ss.240.13d-1(b) or
                    ------------------------------------------------------------
                    40.13d-2(b) or (c), check whether the person is filing as a:
                    -----------------------------------------------------------

                    (a)[ ] Broker or dealer registered under section 15 of the
                           Act (15 U.S.C. 78o).
                    (b)[ ] Bank as defined in section 3(a)(6) of the Act
                           (15 U.S.C. 78c).
                    (c)[ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

                    (d)[ ] Investment  company  registered under section 8 of
                           the Investment Company Act of 1940 (15 U.S.C. 80a-8).
                    (e)[ ] An investment adviser in accordance with
                           ss. 240.13d-1(b)(1)(ii)(E).
                    (f)[ ] An employee benefit plan or endowment fund in
                           accordance with ss. 240.13d-1(b)(1)(ii)(F).
                    (g)[ ] A parent holding company or control person in
                           accordance with ss. 240.13d-1(b)(1)(ii)(G).
                    (h)[ ] A savings  association  as defined in Section 3(b) of the Federal  Deposit  Insurance Act (12 U.S.C. 1813).
                    (i)[ ] A church plan that is excluded from the  definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
                    (j)[ ] Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

                    Not applicable.

Item 4:             Ownership by WPV:
                    ----------------

                    (a) Amount beneficially owned: 1,366,362 shares of Common
                                                   Stock

                    (b) Percent of class: 2.8%

                    (c) Number of shares as to which the person has:

                        (i)   Sole power to vote or direct the vote: 0
                        (ii)  Shared power to vote or direct the vote: 1,366,362
                        (iii) Sole power to dispose or direct the disposition
                              of: 0
                        (iv) Shared power to dispose or direct the disposition of: 1,366,362

                    Ownership by WPP:
                    ----------------

                    (a) Amount beneficially owned: 1,366,362 shares of Common
                                                   Stock

                    (b) Percent of class: 2.8%

                    (c) Number of shares as to which the person has:

                        (i)   Sole power to vote or direct the vote: 0
                        (ii)  Shared power to vote or direct the vote: 1,366,362
                        (iii) Sole power to dispose or direct the disposition
                              of: 0
                        (iv) Shared power to dispose or direct the disposition of: 1,366,362

                    Ownership by WPC:
                    ----------------

                    (a) Amount beneficially owned: 1,910,430 shares of Common
                                                   Stock

                    (b) Percent of class: 3.9%

                    (c) Number of shares as to which the person has:

                        (i)   Sole power to vote or direct the vote: 544,068
                        (ii)  Shared power to vote or direct the vote: 1,366,362
                        (iii) Sole power to dispose or direct the disposition
                              of: 544,068
                        (iv) Shared power to dispose or direct the disposition of: 1,366,362

                    Ownership by WPLLC:
                    ------------------

                    (a) Amount beneficially owned: 1,366,362 shares of Common
                                                   Stock

                    (b) Percent of class: 2.8%

                    (c) Number of shares as to which the person has:

                        (i)   Sole power to vote or direct the vote: 0
                        (ii)  Shared power to vote or direct the vote: 1,366,362
                        (iii) Sole power to dispose or direct the disposition
                              of: 0
                        (iv) Shared power to dispose or direct the disposition of: 1,366,362

Item 5:             Ownership of Five Percent or Less of a Class:
                    --------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6:             Ownership of More than Five Percent on Behalf of Another
                    --------------------------------------------------------
                    Person:
                    ------

                    Not applicable.

Item 7:             Identification and Classification of the Subsidiary Which
                    ---------------------------------------------------------
                    Acquired the Security Being Reported on by the Parent
                    -----------------------------------------------------
                    Holding Company:
                    ---------------

                    Not applicable.

Item 8:             Identification and Classification of Members of the Group:
                    ---------------------------------------------------------

                    WPV, WPP, WPC and WPLLC are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. This agreement among WPV, WPP, WPC and WPLLC to file jointly is attached hereto as Exhibit A. Each of WPV, WPP, WPC and WPLLC disclaims beneficial ownership of all of the Common Shares, other than those reported herein as being owned by it. Charles R. Kaye and Joseph P. Landy are Managing General Partners of WPC and Managing Members of WPLLC and may be deemed to control the Warburg Pincus entities. Messrs. Kaye and Landy disclaim beneficial ownership of all shares held by the Warburg Pincus entities.

Item 9:             Notice of Dissolution of Group:
                    -------------------------------

                    Not applicable.

Item 10:            Certification:
                    --------------

                    Not applicable.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: August 8, 2006

                                  WARBURG, PINCUS VENTURES, L.P.

                                  By:  Warburg Pincus Partners LLC,
                                       its General Partner

                                  By:  Warburg Pincus & Co.
                                       its Managing Member


                                  By:  /s/ Scott A. Arenare
                                       --------------------------------------
                                       Name:  Scott A. Arenare
                                       Title: Partner

                                  WARBURG PINCUS & CO.


                                  By:  /s/ Scott A. Arenare
                                       --------------------------------------
                                       Name:  Scott A. Arenare
                                       Title: Partner

                                  WARBURG PINCUS LLC


                                   By:  /s/ Scott A. Arenare
                                       --------------------------------------
                                       Name:  Scott A. Arenare
                                       Title: Managing Director

                                  WARBURG PINCUS PARTNERS LLC

                                  By:  Warburg Pincus & Co.
                                       its Managing Member


                                   By:  /s/ Scott A. Arenare
                                       --------------------------------------
                                       Name:  Scott A. Arenare
                                       Title: Partner